Exhibit 99.1	For Further Information Contact
Eddie Northen (404) 888-2242

FOR IMMEDIATE RELEASE

ROLLINS, INC. SUCCESSFULLY DIVESTS $200 MILLION PENSION LIABILITY

ATLANTA, October 3, 2019 – Rollins, Inc. (NYSE:ROL), a premier global consumer and commercial services company, today announced the completion of the transfer of $198.3 million of U.S. pension obligations through a full termination of its fully-funded pension plan last month. Based on participant elections, the pension obligations were distributed through a combination of lump sum payments to participants, payments to the Pension Benefit Guaranty Corporation (PBGC), and the purchase by the company of a group annuity contract with American International Group, Inc. (AIG).

The company froze its pension plan in 2005, and since then, has continued to de-risk the plan with steps to reduce the risks, costs and liabilities associated with running a defined benefit pension plan. With the completion of the group annuity contract, Rollins had approximately $32 million remaining of pension assets. The remaining pension assets were the result of the funded status of the plan, higher take rate of lump sum payment election by participants and optimal pricing of the group annuity contract. With the remaining pension assets, Rollins has evaluated the allowable opportunities for utilization of the excess assets including funding other employee benefits and a reversion of the pension assets to the company per ERISA regulations.

“Completing the pension transition creates several advantages for Rollins and its employees,” said Eddie Northen, Sr. Vice President, Chief Financial Officer and Treasurer. “Some of the positives include managing the volatility of our assets, and eliminating both the annual contribution and daily administrative management of the plan.”

Rollins expects most of the financial impact from this transition to occur in Q3. This includes a non-cash expense of approximately $50 million pre-tax, which will equate to approximately $0.12 per share after taxes. This $50 million expense is the accounting treatment of the accumulated sum of unrealized losses due to change in actuarial assumptions over the life of the plan. Net of tax, the expense will be approximately $39 million. The tax effect from the transition of the pension plan will be a reduction in the effective tax rate for the third quarter and for the year.

Since the company froze its pension plan in 2005, it made significant enhancements to its 401K program at that time. In 2018, the company further enhanced its 401K and other employee benefits, including stock grants, additional paid time off, and additional scholarship opportunities for employee children.

Rollins, Inc. is a premier global consumer and commercial services company. Through its wholly owned subsidiaries, Orkin LLC., HomeTeam Pest Defense, Clark Pest Control, Orkin Canada, Western Pest Services, Northwest Exterminating, Critter Control, Inc., The Industrial Fumigant Company, Trutech LLC., Rollins Australia, Waltham Services LLC., PermaTreat, Rollins UK, and Crane Pest Control, the Company provides essential pest control services and protection against termite damage, rodents and insects to more than two million customers in the United States, Canada, Central America, South America, the Caribbean, the Middle East, Asia, the Mediterranean, Europe, Africa, Mexico, and Australia from more than 700 locations. You can learn more about Rollins and its subsidiaries by visiting our web sites at www.orkin.com, www.pestdefense.com, www.clarkpest.com, www.orkincanada.ca, www.westernpest.com, www.callnorthwest.com, www.crittercontrol.com, www.indfumco.com, www.trutechinc.com, www.orkinau.com, www.allpest.com.au, www.murraypestcontrol.com.au, www.statewidepc.com.au, www.walthamservices.com, www.opcpest.com, www.permatreat.com, www.safeguardpestcontrol.co.uk, www.aardwolfpestkare.com, www.cranepestcontrol.com and www.rollins.com. You can also find this and other news releases at www.rollins.com by accessing the news releases button

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This release contains statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements about the Company's belief that the pension transition will create several advantages for Rollins and its employees; the Company’s expectation that most of the financial impact of the pension transition will occur in the third quarter; and the Company’s expectation that the tax effect from the pension plan transition will be a reduction in the effective tax rate for the third quarter and for the year. The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties, including without limitation, economic and competitive conditions which may adversely affect the Company's business; the degree of success of the Company's pest and termite process, and pest control selling and treatment methods; the Company's ability to identify and integrate potential acquisitions; climate and weather trends; competitive factors and pricing practices; the Company's ability to attract and retain skilled workers, and potential increases in labor costs; uncertainties of litigation; changes in various government laws and regulations, including environmental regulations; and the impact of the U. S. Government shutdown.  All of the foregoing risks and uncertainties are beyond the ability of the Company to control, and in many cases the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements.  A more detailed discussion of potential risks facing the Company can be found in the Company's Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2018.